Exhibit 99.1

Amplify Energy Announces Second Quarter 2024 Results, Beta Drilling Results and Updated Guidance

HOUSTON, August 7, 2024 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today its operating and financial results for the second quarter of 2024.

Key Highlights

●	During the second quarter of 2024, the Company:
oAchieved average total production of 20.3 MBoepd
oGenerated net cash provided by operating activities of $15.4 million and net income of $7.1 million
oDelivered Adjusted EBITDA of $30.7 million
oGenerated $9.2 million of free cash flow
●	Drilled and completed the A50 development well at Beta. The A50 well, which came on-line in early June, achieved a peak IP30 oil rate of approximately 730 Bopd (gross) and exceeded Company projections. Amplify expects the well to pay out in approximately 4 months.
●	The Company is updating its 2024 guidance primarily as the result of better than expected second quarter results and the Company’s election to participate in non-operated development wells in East Texas and the Eagle Ford
●	Amplify received multiple bids for both an outright sale and partial monetization of its Bairoil asset in Wyoming. The Company, working with its advisors, continues to evaluate these proposals and will provide updates as they become available
●	As of June 30, 2024, net debt was $117.5 million, consisting of $118.0 million outstanding under the revolving credit facility and $0.5 million of cash and cash equivalents
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.2x1
(1)	Net debt as of June 30, 2024, and LTM Adjusted EBITDA as of the second quarter of 2024

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify again delivered strong operating and financial results for the second quarter, while also continuing the tremendous progress on our key strategic initiatives. At Beta, we successfully drilled and completed the A50 well on time and under budget. The 30-day peak IP rate of 730 barrels of oil per day exceeded our expectations, and based on early results and current commodity prices, we anticipate the A50 will pay out in approximately four months. The performance of the A50 is a testament to the team’s exceptional planning and execution, which we intend to capitalize on for our future development wells. We are scheduled to drill two wells in the third quarter on the Eureka platform before returning to the Ellen platform later this year. We believe a successful development program at Beta has the potential to materially increase cash flows and improve the long-term value of the asset.”

Mr. Willsher further stated, “We continue to evaluate proposals and options regarding the monetization of our Wyoming assets. While we are encouraged by the interest received to date, the Company is committed to pursuing the path it believes will maximize shareholder value.”

Mr. Willsher concluded, “As I have indicated previously, I am confident that the initiatives Amplify is actively pursuing this year can be transformative for the Company. The progress we have made through the first half of 2024 has reinforced our confidence in our ability to execute on these initiatives and drive increased shareholder value.”

Key Financial Results

During the second quarter of 2024, the Company reported net income of approximately $7.1 million compared to a net loss of $9.4 million in the prior quarter. The increase was primarily attributable to lower non-cash unrealized losses on commodity derivatives during the period compared to the prior period.

Amplify generated $30.7 million of Adjusted EBITDA for the second quarter, an increase of approximately $5.8 million from $24.9 million in the prior quarter. Second quarter Adjusted EBITDA benefited from a one-time $7.0 million accounting adjustment related to the release of suspense from prior quarters. Further detail on the adjustment can be found at the end of this release and in our quarterly report on Form 10-Q.

Free cash flow was $9.2 million for the second quarter, an increase of $6.9 million versus the prior quarter. Amplify has now generated positive free cash flow in 16 of the last 17 fiscal quarters.

	Second Quarter	First Quarter
$ in millions	2024	2024
Net income (loss)	$7.1	$(9.4)
Net cash provided by operating activities	$15.4	$7.7
Average daily production (MBoe/d)	20.3	20.2
Total revenues excluding hedges	$79.5	$76.3
Adjusted EBITDA (a non-GAAP financial measure)	$30.7	$24.9
Total capital	$18.0	$19.1
Free Cash Flow (a non-GAAP financial measure)	$9.2	$2.3

Revolving Credit Facility

As of June 30, 2024, Amplify had net debt of $117.5 million, consisting of $118.0 million outstanding under its revolving credit facility and $0.5 million of cash and cash equivalents. Net debt to LTM Adjusted EBITDA was 1.2x (net debt as of June 30, 2024 and 2Q24 LTM Adjusted EBITDA). Second quarter net debt increased slightly from the prior quarter due to expected changes in working capital and increased activity (primarily at Beta). The next regularly scheduled borrowing base redetermination is expected to occur in the fourth quarter of 2024.

Corporate Production and Pricing

During the second quarter of 2024, average daily production was approximately 20.3 Mboepd, which was in-line with the previous quarter. The Company benefitted from a one-time prior-period accounting adjustment that added approximately 1.2 Mboepd, which was offset by multiple flooding events in East Texas that limited access to wells and resulted in prolonged shut-ins. The Company’s product mix for the quarter was 41% crude oil, 19% NGLs, and 40% natural gas, excluding the impact from the one-time accounting adjustment.

	Three Months	Three Months
	Ended	Ended
	June 30, 2024	March 31, 2024
Production volumes - MBOE:
Bairoil	301	293
Beta	277	281
Oklahoma	492	488
East Texas / North Louisiana	709	676
Eagle Ford (Non-op)	64	104
Total - MBoe	1,843	1,842
Total - MBoe/d	20.3	20.2
% - Liquids	60%	61%

Total oil, natural gas and NGL revenues for the second quarter of 2024 were approximately $72.3 million, before the impact of derivatives. The Company realized a gain on commodity derivatives of $3.7 million during the second quarter. Oil, natural gas and NGL revenues, net of realized hedges, decreased $3.6 million for the second quarter compared to the prior quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2024	2024	2024	2024	2024	2024
Average sales price exclusive of realized derivatives and certain deductions from revenue	$76.51	$72.98	$20.05	$24.07	$1.78	$2.39
Realized derivatives	(3.17)	(1.17)	—	—	1.36	1.21

Average sales price with realized derivatives exclusive of certain deductions from revenue	$73.34	$71.81	$20.05	$24.07	$3.14	$3.59
Certain deductions from revenue	—	—	(1.06)	(1.46)	0.02	0.01

Average sales price inclusive of realized derivatives and certain deductions from revenue	$73.34	$71.81	$18.99	$22.61	$3.16	$3.60

Costs and Expenses

Lease operating expenses in the second quarter of 2024 were approximately $36.3 million, or $19.70 per Boe, a $2.0 million decrease compared to the prior quarter. This decrease was primarily due to increased costs related to scheduled maintenance and other routine annual expenses in the first quarter. Lease operating expenses also do not reflect $0.9 million of income generated by Magnify Energy Services.

Severance and Ad Valorem taxes in the second quarter were approximately $4.6 million, a decrease of $0.3 million compared to $4.9 million in the prior quarter. Severance and Ad Valorem taxes as a percentage of revenue were approximately 6.4% this quarter compared to 6.5% in the prior quarter.

Amplify incurred $4.9 million, or $2.66 per Boe, of gathering, processing and transportation expenses in the second quarter, compared to $4.8 million, or $2.59 per Boe, in the prior quarter.

Second quarter cash G&A expenses were $6.6 million, a decrease of $1.3 million from the prior quarter and in-line with expectations. This decrease was primarily due to year-end processes that impacted various cost drivers annually in the first quarter and a one-time cost associated with the early termination of our Tulsa office lease. The Company anticipates that quarterly cash G&A expenses will remain at approximately this same level throughout the remainder of 2024.

Depreciation, depletion and amortization expense for the second quarter totaled $7.8 million, or $4.25 per Boe, compared to $8.2 million, or $4.47 per Boe, in the prior quarter.

Net interest expense was $3.6 million for the second quarter, an increase of $0.1 million from $3.5 million in the prior quarter.

Amplify recorded current income tax expense of $0.6 million for the second quarter.

Capital Investments

Cash capital investment during the second quarter of 2024 was approximately $18.0 million. During the second quarter, the Company’s capital allocation was approximately 90% for Beta facility projects and development drilling, with the remainder distributed across the Company’s other assets.

The following table details Amplify’s capital invested during the second quarter 2024:

	Second Quarter	Year to Date
	2024 Capital	2024 Capital
	($ MM)	($ MM)
Bairoil	$0.0	$1.5
Beta	$16.0	$31.7
Oklahoma	$0.8	$1.6
East Texas / North Louisiana	$0.5	$0.6
Eagle Ford (Non-op)	$0.4	$0.8
Magnify Energy Services	$0.3	$1.0
Total Capital Invested	$18.0	$37.1

The majority of the Company’s capital investments for the remainder of 2024 will be allocated to Beta to continue the development program and complete the electrification and emissions reduction infrastructure project, which are currently underway. Additionally, the Company has elected to participate in several non-operated drilling opportunities comprised of 14 gross (0.7 net) new development wells and 2 gross (0.4 net) recompletion projects in the Eagle Ford and 4 gross (1.0 net) wells in East Texas. In total, Amplify expects to invest $7 – 9 million in these non-operated opportunities. As a result, the Company is updating guidance to reflect these elections and now expects to invest $60 – 65 million in 2024. These non-operated development projects are expected to provide additional volumes and cash flow in early 2025.

Beta Development and Facility Upgrade Update

In the second quarter, the Company successfully drilled and completed the A50 well from the Ellen platform in less than 30 days and brought it on-line in early June. The A50 was completed laterally in the prolific D-Sand and achieved a peak IP-30 oil rate of approximately 730 Bopd. Rates from the well after approximately 2 months of production were in excess of 650 Bopd. Total capital costs for the well were approximately $4.2 million. At current oil prices, we are projecting a 4-month payback on this investment.

For the third quarter, the Company is moving its drilling operations to the Eureka platform. Amplify will first drill the C59 well (also targeting the D-Sand), which is expected to be online in the third quarter. The Company intends to drill a second well from Eureka platform before returning to platform Ellen late in the fourth quarter. Amplify then anticipates finishing the A45 well, which was deferred earlier in the year.

During the second quarter, the Company continued the third and final phase of the electrification and emissions reduction project at Beta, which involves installing selective catalytic reducers on the platform generators and rig engines. This multi-year facility project is scheduled to be completed in the fourth quarter of 2024, within the compliance deadline as prescribed by district air quality regulations.

Updated Full-Year 2024 Guidance

Based on better than expected results in the first half of the year and our decision to participate in non-operated drilling opportunities in East Texas and the Eagle Ford, the Company is providing updated guidance for 2024. The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2024 guidance is based on its current expectations regarding capital investment and full-year 2024 commodity prices for crude oil of $76/Bbl (WTI) and natural gas of $2.25/MMBtu (Henry Hub), and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. Additionally, the Company expects to invest 85% to 95% of its capital in the first three quarters of the year primarily in connection with the Beta development program and the one-time electrification and emissions reduction facility project.

A summary of the guidance is presented below:

	Previous Guidance			Updated Guidance
	FY 2024E			FY 2024E
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.0	—	8.9	8.1	—	8.9
NGL (MBbls/d)	3.1	—	3.5	3.1	—	3.5
Natural Gas (MMcf/d)	44.0	—	50.0	44.0	—	50.0
Total (MBoe/d)	19.0	—	21.0	19.0	—	21.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.00)	—	$(4.00)	$(3.50)	—	$(4.00)
NGL Realized Price (% of WTI NYMEX)	27%	—	30%	27%	—	30%
Natural Gas Realized Price (% of Henry Hub)	88%	—	94%	90%	—	95%

Other Revenue
Magnify Energy Services ($ MM)	$2	—	$4	$2	—	$4
Other ($MM)	$2	—	$3	$7	—	$8
Total ($ MM)	$4	—	$7	$9	—	$12

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	—	$0.90	$0.75	—	$0.95
NGL ($ / Bbl)	$2.75	—	$3.75	$2.60	—	$3.10
Natural Gas ($ / Mcf)	$0.55	—	$0.75	$0.60	—	$0.80
Total ($ / Boe)	$2.30	—	$2.90	$2.25	—	$2.85

Average Costs
Lease Operating ($ / Boe)	$18.50	—	$20.50	$18.50	—	$20.50
Taxes (% of Revenue) (1)	6.5%	—	7.5%	6.0%	—	7.0%
Cash General and Administrative ($ / Boe) (2)(3)	$3.30	—	$3.80	$3.40	—	$3.90

Adjusted EBITDA ($ MM) (2)(3)	$95	—	$115	$100	—	$120
Cash Interest Expense ($ MM)	$10	—	$15	$10	—	$15
Capital Expenditures ($ MM)	$50	—	$60	$60	—	$65
Free Cash Flow ($ MM) (2)(3)	$25	—	$45	$30	—	$40

(1) Includes production, ad valorem and franchise taxes
(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A, Adjusted EBITDA and free cash flow, non-GAAP measures (cash income taxes, which are not included in free cash flow, are expected to range between $4 - $8 million for the year)

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging

In the second quarter, Amplify added oil and natural gas hedges. Amplify executed 2026 natural gas swaps at a weighted-average price of $3.88 per MMBtu and natural gas collars with a floor of $3.62 per MMBtu and a ceiling of $4.27 per MMBtu. Amplify also executed crude oil swaps for 2025 at a weighted-average price of $74.10 per barrel.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for July 2024 through December 2026, as of August 7, 2024:

	2024	2025	2026
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	775,000	675,000	500,000
Weighted Average Fixed Price ($)	$3.73	$3.74	$3.79

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	500,000	500,000	500,000
Weighted Average Ceiling Price ($)	$4.10	$4.10	$4.17
Weighted Average Floor Price ($)	$3.50	$3.50	$3.55

Oil Swaps:
Average Monthly Volume (Bbls)	83,000	78,583	30,917
Weighted Average Fixed Price ($)	$74.34	$71.79	$70.68

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	102,000	59,500
Weighted Average Ceiling Price ($)	$80.20	$80.20
Weighted Average Floor Price ($)	$70.00	$70.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which Amplify expects to file with the SEC on August 7, 2024.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 245-3047 at least 15 minutes before the call begins and providing the Conference ID: AEC2Q24. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 71724901.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the oil incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field; the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, the Israel-Hamas war and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; and the impact of local, state and federal governmental regulations, including those related to climate change and hydraulic fracturing. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow, net debt, and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense; Income tax expense (benefit); DD&A; Impairment of goodwill and long-lived assets (including oil and natural gas properties); Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of assets and other, net; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related expenses; Reorganization items, net; Severance payments; and Other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; and severance payments. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measures most directly comparable to cash G&A is total G&A expenses.

Contacts

Jim Frew − Senior Vice President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan − Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2024	March 31, 2024
Revenues:
Oil and natural gas sales	$72,346	$75,322
Other revenues	7,157	977
Total revenues	79,503	76,299

Costs and Expenses:
Lease operating expense	36,311	38,284
Pipeline incident loss	500	707
Gathering, processing and transportation	4,895	4,774
Exploration	10	41
Taxes other than income	4,631	4,911
Depreciation, depletion and amortization	7,827	8,239
General and administrative expense	8,358	9,800
Accretion of asset retirement obligations	2,096	2,061
Realized (gain) loss on commodity derivatives	(3,680)	(4,303)
Unrealized (gain) loss on commodity derivatives	4,905	20,867
Other, net	98	—
Total costs and expenses	65,951	85,381

Operating Income (loss)	13,552	(9,082)

Other Income (Expense):
Interest expense, net	(3,632)	(3,527)
Other income (expense)	(109)	(95)
Total Other Income (Expense)	(3,741)	(3,622)

Income (loss) before reorganization items, net and income taxes	9,811	(12,704)

Income tax benefit (expense) - current	(557)	(1,395)
Income tax benefit (expense) - deferred	(2,135)	4,703
Net income (loss)	$7,119	$(9,396)

Earnings per share:
Basic and diluted earnings (loss) per share	$0.17	$(0.24)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2024	March 31, 2024
Oil and natural gas revenue:
Oil Sales	$57,789	$57,422
NGL Sales	6,565	7,525
Natural Gas Sales	7,992	10,375
Total oil and natural gas sales - Unhedged	$72,346	$75,322

Production volumes:
Oil Sales - MBbls	756	786
NGL Sales - MBbls	345	333
Natural Gas Sales - MMcf	4,453	4,335
Total - MBoe	1,843	1,842
Total - MBoe/d	20.3	20.2

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$76.51	$72.98
NGL - per Bbl	$18.99	$22.61
Natural gas - per Mcf	$1.79	$2.39
Total - per Boe	$39.25	$40.89

Average unit costs per Boe:
Lease operating expense	$19.70	$20.78
Gathering, processing and transportation	$2.66	$2.59
Taxes other than income	$2.51	$2.67
General and administrative expense	$4.53	$5.32
Depletion, depreciation, and amortization	$4.25	$4.47

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	June 30, 2024	March 31, 2024
Production volumes - MBOE
Bairoil	301	293
Beta	277	281
Oklahoma	492	488
East Texas / North Louisiana	709	676
Eagle Ford (Non-op)	64	104
Total - MBOE	1,843	1,842
Total - MBoe/d	20.3	20.2
% - Liquids	60%	61%

Lease operating expense - $M
Bairoil	$13,423	$14,451
Beta	11,889	12,011
Oklahoma	3,896	4,463
East Texas / North Louisiana	5,386	5,744
Eagle Ford (Non-op)	1,717	1,615
Total Lease operating expense:	$36,311	$38,284

Capital expenditures - $M
Bairoil	$3	$1,461
Beta	15,991	15,681
Oklahoma	788	768
East Texas / North Louisiana	472	93
Eagle Ford (Non-op)	436	410
Magnify Energy Services	314	679
Total Capital expenditures:	$18,004	$19,092

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2024	March 31, 2024
Assets
Cash and Cash Equivalents	$502	$2,989
Accounts Receivable	36,306	36,540
Other Current Assets	25,210	22,795
Total Current Assets	$62,018	$62,324

Net Oil and Gas Properties	$368,802	$358,251
Other Long-Term Assets	289,555	291,629
Total Assets	$720,375	$712,204

Liabilities
Accounts Payable	$25,056	$21,723
Accrued Liabilities	35,831	36,776
Other Current Liabilities	12,629	20,809
Total Current Liabilities	$73,516	$79,308

Long-term Debt	$118,000	$115,000
Asset Retirement Obligation	125,739	124,062
Other Long-Term Liabilities	12,831	12,819
Total Liabilities	$330,086	$331,189

Shareholders' Equity
Common Stock & APIC	$436,980	$434,863
Accumulated Earnings (Deficit)	(46,691)	(53,848)
Total Shareholders' Equity	$390,289	$381,015

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2024	March 31, 2024
Net cash provided by (used in) operating activities	$15,389	$7,712
Net cash provided by (used in) investing activities	(20,853)	(23,724)
Net cash provided by (used in) financing activities	2,977	(1,745)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2024	March 31, 2024
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$15,389	$7,712
Changes in working capital	10,348	11,217
Interest expense, net	3,632	3,527
Amortization and write-off of deferred financing fees	(304)	(304)
Exploration costs	10	41
Acquisition and divestiture related costs	9	14
Plugging and abandonment cost	514	—
Current income tax expense (benefit)	557	1,395
Pipeline incident loss	500	707
Other	94	592
Adjusted EBITDA[1]:	$30,749	$24,901

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA[1]:	$30,749	$24,901
Less: Cash interest expense	3,594	3,526
Less: Capital expenditures	18,004	19,092
Free Cash Flow:	$9,151	$2,283

(1)Adjusted EBITDA includes a non-cash revenue suspense release of $7.0 million for the three months ended June 30, 2024 and $1.4 million for the three months ended March 31, 2024. See “Revenue Payables in Suspense” table for additional information.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	June 30, 2024	March 31, 2024
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$7,119	$(9,396)
Interest expense, net	3,632	3,527
Income tax expense (benefit) - current	557	1,395
Income tax expense (benefit) - deferred	2,135	(4,703)
Depreciation, depletion and amortization	7,827	8,239
Accretion of asset retirement obligations	2,096	2,061
(Gains) losses on commodity derivatives	1,225	16,564
Cash settlements received (paid) on expired commodity derivative instruments	3,680	4,303
Acquisition and divestiture related costs	9	14
Share-based compensation expense	1,767	1,531
Exploration costs	10	41
Loss on settlement of AROs	98	—
Bad debt expense	—	26
Pipeline incident loss	500	707
Other	94	592
Adjusted EBITDA[1]:	$30,749	$24,901

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA[1]:	$30,749	$24,901
Less: Cash interest expense	3,594	3,526
Less: Capital expenditures	18,004	19,092
Free Cash Flow:	$9,151	$2,283

(1)Adjusted EBITDA includes a non-cash revenue suspense release of $7.0 million for the three months ended June 30, 2024 and $1.4 million for the three months ended March 31, 2024. See “Revenue Payables in Suspense” table for additional information.

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	June 30, 2024	March 31, 2024
General and administrative expense	$8,358	$9,800
Less: Share-based compensation expense	1,767	1,531
Less: Acquisition and divestiture costs	9	14
Less: Bad debt expense	—	26
Less: Severance payments	—	344
Total Cash General and Administrative Expense	$6,582	$7,885

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Revenue Payables in Suspense

	Three Months	Six Months
	Ended	Ended
(Amounts in $000s)	June 30, 2024	June 30, 2024
Oil and natural gas sales	$2,579	$4,023
Other revenues	4,829	4,829
Severance tax and other deducts	(361)	(433)
Total net revenue	$7,047	$8,419

Production volumes:
Oil (MBbls)	10	33
NGLs (MBbls)	27	31
Natural gas (MMcf)	421	441
Total (Mboe)	107	138
Total (Mboe/d)	1.18	0.76